Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RECORD THIRD QUARTER PERFORMANCE

•    Net Earnings Increase to $.45 Per Share

•    Net Sales Grow to $1.449 Billion; Up 11.0%

•    Comp Store Sales Increase by 3.1%

UNION, New Jersey, December 21, 2005 --- Bed Bath & Beyond Inc. today reported net earnings of $134.6 million ($.45 per share) in the fiscal third quarter ended November 26, 2005, an increase of approximately 10.4% from the $121.9 million ($.40 per share) earned in the fiscal third quarter of 2004.  The fiscal third quarter results for 2005 included incremental stock-based compensation expense due to the early adoption of Statement of Financial Accounting Standards 123(R). Net sales for the fiscal third quarter of 2005 were approximately $1.449 billion, an increase of approximately 11.0% from net sales of approximately $1.305 billion in the fiscal third quarter of 2004.  Comparable store sales for the fiscal third quarter of 2005 grew by approximately 3.1%.

For the fiscal nine months ended November 26, 2005, net earnings increased approximately 15.7% to $374.9 million ($1.25 per share) from $324.0 million ($1.06 per share) earned in the comparable period of the prior year.  Net sales for the fiscal nine months of 2005 rose approximately 12.1% to approximately $4.124 billion from approximately $3.680 billion in the corresponding period of the prior year.  Comparable store sales for the fiscal nine months increased by approximately 4.0%.

As of November 26, 2005, the Company operated a total of 793 stores, including 726 Bed Bath & Beyond stores (of which 40 were opened during the fiscal third quarter) in 46 states and Puerto Rico.  In addition, as of that date, Christmas Tree Shops, Inc. operated 29 stores in 8 states, and Harmon Stores, Inc. operated 38 stores in 3 states.  Two Christmas Tree Shops and two Harmon Stores were opened during the fiscal third quarter.  Consolidated store space as of November 26, 2005 was approximately 25.0 million square feet.

During the fiscal fourth quarter of 2005 the Company plans to open approximately 17 Bed Bath & Beyond stores (including 5 that have already opened) in both new and existing markets.  The additional openings will bring to approximately 83 the total number of new Bed Bath & Beyond stores opened in fiscal 2005 and to approximately 743 the number of Bed Bath & Beyond stores expected to be in operation at fiscal year-end.

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Bed Bath & Beyond Inc. is a nationwide chain of retail stores.  The Company’s Bed Bath & Beyond stores sell better quality domestics merchandise and home furnishings.  The Company’s Christmas Tree Shops and Harmon Stores sell giftware and household items and health and beauty care items, respectively.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: general economic conditions, changes in the retailing environment and consumer spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to find suitable locations at reasonable occupancy costs to support the Company’s expansion program; and the cost of labor, merchandise and other costs and expenses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908/688-0888):

Ronald Curwin	Kenneth C. Frankel	Paula J. Marbach
Chief Financial Officer	Director of Financial	Investor Relations
and Treasurer	Planning	Ext. 4552
Ext. 4550	Ext. 4554	Fax: 908-810-8813

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	November 26,	November 27,	November 26,	November 27,
	2005	2004	2005	2004

Net sales	$1,448,680	$1,305,155	$4,124,283	$3,680,032
Cost of sales	833,317	757,003	2,386,355	2,144,277
Gross profit	615,363	548,152	1,737,928	1,535,755
Selling, general and administrative expenses	409,870	357,174	1,163,674	1,026,962
Operating profit	205,493	190,978	574,254	508,793
Interest income	9,555	4,889	24,668	11,663
Earnings before provision for income taxes	215,048	195,867	598,922	520,456
Provision for income taxes	80,428	73,940	223,997	196,472
Net earnings	$134,620	$121,927	$374,925	$323,984

Net earnings per share - Basic	$0.45	$0.40	$1.27	$1.08
Net earnings per share - Diluted	$0.45	$0.40	$1.25	$1.06

Weighted average shares outstanding - Basic	296,041	301,409	295,304	300,868
Weighted average shares outstanding - Diluted	301,075	307,557	300,497	306,878

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	November 26,	November 27,
	2005	2004 (1)
Assets

Current assets:
Cash and cash equivalents	$368,612	$345,157
Short term investment securities	572,420	623,619
Merchandise inventories	1,424,730	1,213,785
Other current assets	147,577	125,639

Total current assets	2,513,339	2,308,200

Long term investment securities	405,518	331,556
Property and equipment, net	696,683	558,496
Goodwill	147,559	147,559
Other assets	21,675	21,148

	$3,784,774	$3,366,959

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$604,716	$518,817
Accrued expenses and other current liabilities	267,261	265,505
Merchandise credit and gift card liabilities	97,133	73,442
Income taxes payable	33,511	27,259

Total current liabilities	1,002,621	885,023

Deferred rent and other liabilities	134,576	114,756

Total liabilities	1,137,197	999,779

Total shareholders’ equity	2,647,577	2,367,180

	$3,784,774	$3,366,959

(1)   Reflects the classification of investments in auction rate securities as investments rather than as cash and cash equivalents to conform with current presentation.

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Nine Months Ended
	November 26,	November 27,
	2005	2004 (1)
Cash Flows from Operating Activities:

Net earnings	$374,925	$323,984
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	80,440	69,957
Amortization of bond premium	2,265	988
Stock-based compensation cost	14,595	—
Excess tax benefit from stock-based compensation	19,653	24,898
Deferred income taxes	(3,815)	1,607
(Increase) decrease in assets:
Merchandise inventories	(272,702)	(201,451)
Other current assets	(52,128)	(30,417)
Other assets	(159)	305
Increase (decrease) in liabilities:
Accounts payable	154,191	120,167
Accrued expenses and other current liabilities	12,474	(1,823)
Merchandise credit and gift card liabilities	10,072	10,254
Income taxes payable	(47,853)	(6,586)
Deferred rent and other liabilities	20,450	3,410

Net cash provided by operating activities	312,408	315,293

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(348,149)	(366,710)
Redemption of held-to-maturity investment securities	206,729	116,473
Purchase of available-for-sale investment securities	(1,167,210)	(1,606,993)
Redemption of available-for-sale investment securities	1,281,975	1,683,950
Capital expenditures	(167,224)	(112,167)

Net cash used in investing activities	(193,879)	(285,447)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	33,037	27,478
Excess tax benefit from stock-based compensation	2,225	—
Repurchase of common stock, including fees	(620)	—
Payment of deferred purchase price for acquisition	(6,667)	(6,667)

Net cash provided by financing activities	27,975	20,811

Net increase in cash and cash equivalents	146,504	50,657

Cash and cash equivalents:
Beginning of period	222,108	294,500
End of period	$368,612	$345,157

(1)   Reflects the classification of investments in auction rate securities as investments rather than as cash and cash equivalents to conform with current presentation.